                                                                     Exhibit 5.1


                                 April 17, 2001


      Board of Directors
      WorldWide Web NetworX Corporation
      521 Fellowship Road, Suite 130
      Mt. Laurel, New Jersey 08504

      Re:   Registration Statement on Form S-1
            ----------------------------------

      Ladies and Gentlemen:


      I am President and General Counsel of WorldWide Web NetworX Corporation, a Delaware corporation (the "Company"). This opinion is being delivered in connection with the registration, pursuant to a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering the offering and sale by the selling stockholders of the Company named in the section entitled "Selling Security Holders" in the registration statement (the "Selling Stockholders") of up to 19,807,255 shares (the "Selling Stockholder Shares") of the Company's common stock, $.001 par value per share (the "Common Stock").


      I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

      Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that, when the Registration Statement relating to the Selling Stockholder Shares has become effective under the Act, the Selling Stockholder Shares, when sold and delivered as described in the Registration Statement, will be duly authorized and validly issued and are fully paid and non-assessable.

      The opinions and other matters in this letter are qualified in their entirety and subject to the following:

      A. I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the Laws of Delaware.

      B. I serve as the General Counsel for WorldWide Web NetworX Corporation and I am admitted to the bars of the State of Pennsylvania and Florida.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement



      Very truly yours,


      /s/ G. David Rosenblum

      G. David Rosenblum
      President and General Counsel
      WorldWide Web NetworX Corporation